ARTICLES OF INCORPORATION
OF
Email Mortgage.com, Inc.

RECEIVED
2000 MAR 28 AM 10:50
SECRETARY OF STATE
STATE OF COLORADO


	KNOW ALL MEN BY TBESE PRESENTS: That the undersigned, being a natural person of the age of eighteen (18) years or more and desiring to form a body corporate under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Axticles of Incorporation.

ARTICLE I
Name

The name of the Corporation shall be Email Mortgage.com, Inc.

ARTICLE II
Authorized Shares

Section 1: Number. The aggregate number of shares which the Corporation shall have authority to issue is One Million (100,000,000) Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and Ten Million (10,000,000) Preferred Shares, all with a par value of $0.01 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

Section 2: Dividends. Dividends in cash, property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

ARTICLE HI
Preemptive Rights

The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.

ARTICLE IV
Cumulative Voting

Cumulative voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.

Shareholders; (b) vote at such meetings; (c) examine a list of the Shareholders; (d) be paid dividends or other sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.

Section 7: Conduct of Business. The Corporation may conduct part or all of its business, not only in the State of Colorado, but also in every other state of the United States and the District of Columbia, and in any territory, district and possession of the United States, and in any foreign country, and the Corporation may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold, purchase, mortgage, lease and convey real and personal property in any of such locations. Part or all of the business of the Corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.

Section 8: Vote of the Shareholders. To the fullest extent now or hereafter permitted by the Colorado Business Corporation Act, the vote of a majority of the issued and outstanding shares of the Corporation entitled to vote on such matter shall be sufficient to approve any matter to come before the shareholders of the Corporation, including, but not limited to, the right from time to time, to amend, alter or repeal, or add any provisions to, the Corporation's Articles of Incorporation.

Section 9: Quorum For Voting. A quorum of Shareholders for any matter to come before any meeting of Shareholders of the Corporation shall consist of one-third of the issued and outstanding shares entitled to vote on the matter.

Section 10: Restrictions on Stock. The Directors shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

Section ii: Indemnification of Directors. A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit.
If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of the Colorado Business Corporation Act as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

Section 12: Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to, attorneys'fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VI
Registered Office and Agent

The address of the initial registered office of the Corporation is Penthouse Suite, 8400 East Prentice Ave., Englewood, Colorado 80111, and the name of the registered agent at such address is Corporate Filing Corp., a Colorado corporation. Books of accounts, records, documents and other papers maybe kept at the registered office of the Corporation or at such other place as may be determined by the Board of Directors.

ARTICLE VII
Initial Principal Office

The address of the initial principal office of the Corporation is Penthouse Suite, 8400 East Prentice Ave., Englewood, Colorado
80111. The principal office of the Corporation may be relocated to such other place or places from time to time as may be determined by the Board of Directors.

ARTICLE VIII
Data Respecting Incorporator

The name and address of the Incorporator of this Corporation is as follows: David J. Wagner, Penthouse Suite, 8400 E. Prentice
Ave., Englewood, Colorado 80111.

ARTICLE IX
Effective Date

The existence of the Corporation shall begin on the date of filing of these Articles of Incorporation with the Colorado
Secretary of State.

DATED this 27th day of March, 2000.


By:
David J. Wagner
Incorporator



CONSENT OF INITIAL REGISTERED AGENT


The Undersigned hereby consents to the appointment as the Initial Registered Agent of Email Mortgage.com, Inc., a Colorado
Corporation.


CORPORATE FILING CORP.




Authorized Officer
David J. Wagner